Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
	CONTACTS:	Wayne Whitener Chief Executive Officer TGC Industries, Inc. (972) 881-1099 Jack Lascar / Karen Roan Dennard • Lascar Associates (713) 529-6600

TGC Industries Reports Second Quarter 2013 Results

PLANO, TEXAS — JULY 29, 2013 — TGC Industries, Inc. (NASDAQ: TGE) (“TGC”) today announced financial results for the second quarter of 2013.  Revenues for the second quarter were $31.5 million compared to $30.4 million in the second quarter of 2012.  The Company reported a net loss of $4.0 million, or ($0.18) per share, for the second quarter compared to a net loss of $2.0 million, or ($0.09) per share, in the second quarter of 2012.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “The softness in the U.S. seismic market that we have discussed in prior press releases and conference calls continued into the second quarter, which caused us to idle most of our crews during the quarter.  We are currently operating three crews in the U.S. and three in Canada. However, business conditions have improved so that by early August we anticipate having five crews operating in the U.S., and we expect to operate a minimum of five crews in the U.S. for the balance of the year and into 2014.  Revenues increased during the second quarter due to a significant increase in shot-hole work which generates higher revenues but carry lower margins.

“Canada, however, continues to be a  solid market for us.  We anticipate a strong upcoming Canadian winter season.    While our Canadian crews were shut down by mid-April as a result of the spring breakup, we started adding crews in Canada for summer work at the beginning of June and at the present time have three crews operating there.    Based on current discussions with our clients, we believe overall demand for our services should improve during the latter part of this year and into 2014.  Currently, our backlog is approximately $32 million, consisting of both U.S. and Canadian work.  Additionally, we have a number of large contracts that are in the final stages of negotiation.

  “We ended the second quarter of 2013 with approximately $39.6 million in cash and receivables and generated approximately $17.8 million in cash from operations during the quarter.  We are well positioned from a competitive standpoint, with the most advanced, state-of-the-art equipment available, including a substantial amount of wireless equipment.”

SECOND QUARTER 2013 RESULTS

Revenues in the second quarter of 2013 were $31.5 million compared to $30.4 million in the second quarter of 2012.  The softness in the U.S. seismic market that we have discussed in prior press releases and conference calls continued into the second quarter, which caused us to idle most of our crews during the quarter.  We are currently operating three crews in the U.S. and three in Canada. This compares to eight crews operating in the U.S. and two crews in Canada in the second quarter a year ago.

Gross profit margin in the second quarter of 2013 was 10.2% compared to 17.7% in the second quarter of 2012.  Cost of services in the quarter increased to $28.3 million from $25.0 million in the second quarter of 2012, largely due to a significant increase in shot-hole work, which carries a lower margin, and the idling costs of U.S. crews due to the softening in the seismic market. As a percentage of revenues, cost of services was 89.8% in this year’s second quarter compared to 82.3% in the second quarter of 2012.

Selling, general and administrative expenses (“SG&A”) were $2.5 million compared to $2.1 million in the second quarter of 2012.  SG&A as a percentage of revenues for the 2013 second quarter was 7.8% compared to 6.7% in the second quarter a year ago.  Depreciation and amortization expense in the second quarter increased to $6.4 million from $6.2 million in the second quarter of 2012.  As a percentage of revenues, depreciation and amortization expense was approximately 20% of revenues for the second quarters of 2013 and 2012.  Second quarter 2013 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) was $0.7 million compared to $3.3 million in the second quarter of 2012.

*A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

FIRST HALF 2013 RESULTS

Revenues for the first half of 2013 were $94.7 million compared to $97.4 million in the first half of 2012.  Gross margin was 24.5% in the first half of 2013 compared to 34.8% in the first half of 2012.  Cost of services in the first half of 2013 was $71.5 million compared to $63.6 million in the same period of 2012.

SG&A expenses in 2013 were $4.8 million compared to $4.4 million for the first half of 2012.  As a percentage of revenues, SG&A expense for the first half of 2013 was 5.1% compared to 4.5% in the same period of 2012.  Depreciation and amortization expense for the first half of 2013 was $13.1 million compared to $11.9 million a year ago.

Income from operations for the first half of 2013 was $5.3 million compared to $17.6 million last year.  Net income for the first half of 2013 was $2.3 million, or $0.11 per diluted share, compared to $10.4 million, or $0.48 per diluted share, in the first half of 2012.  EBITDA* for the first half of 2013 was $18.3 million, or 19.4% of revenues, compared to $29.5 million, or  30.3% of revenues, in the first half of 2012.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, July 29, 2013, at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.   To participate in the conference call, dial 480-629-9835 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 12, 2013.  To access the replay, dial 303-590-3030 using a pass code of 4627631#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, economic conditions and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

TGC Industries, Inc.

Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$31,487,231	$30,383,957	$94,691,644	$97,429,365

Cost and expenses
Cost of services	28,286,561	25,010,953	71,519,202	63,559,002
Selling, general, administrative	2,453,946	2,050,325	4,834,487	4,350,327
Depreciation and amortization expense	6,367,015	6,182,912	13,053,384	11,905,511
	37,107,522	33,244,190	89,407,073	79,814,840

Income (loss) from operations	(5,620,291)	(2,860,233)	5,284,571	17,614,525

Interest expense	308,452	280,293	628,158	522,638

Income (loss) before income taxes	(5,928,743)	(3,140,526)	4,656,413	17,091,887

Income tax expense (benefit)	(1,924,714)	(1,166,405)	2,308,970	6,681,748

NET INCOME (LOSS)	$(4,004,029)	$(1,974,121)	$2,347,443	$10,410,139

Earnings (loss) per common share:
Basic	$(0.18)	$(0.09)	$0.11	$0.49
Diluted	$(0.18)	$(0.09)	$0.11	$0.48

Weighted average number of common shares outstanding:
Basic	21,831,665	21,449,378	21,777,561	21,385,418
Diluted	21,831,665	21,449,378	22,119,673	21,818,493

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2013 to shareholders of record as of April 30, 2013.

The statement of operations reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	June 30,	December 31,
	2013	2012
	(unaudited)

Cash and cash equivalents	$24,806,819	$8,614,244
Receivables (net)	14,812,840	35,640,758
Prepaid expenses and other	5,351,097	8,088,722
Current assets	44,970,756	52,343,724
Other assets (net)	296,801	298,347
Property and equipment (net)	74,221,628	89,385,767
Total assets	$119,489,185	$142,027,838

Current liabilities	$23,743,929	$40,127,631
Long-term obligations	11,452,125	16,297,535
Long-term deferred tax liability	5,755,431	7,617,111
Shareholders’ equity	78,537,700	77,985,561
Total liabilities & equity	$119,489,185	$142,027,838

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss)	$(4,004,029)	$(1,974,121)	$2,347,443	$10,410,139
Depreciation	6,367,015	6,182,912	13,053,384	11,905,511
Interest expense	308,452	280,293	628,158	522,638
Income tax expense	(1,924,714)	(1,166,405)	2,308,970	6,681,748

EBITDA	$746,724	$3,322,679	$18,337,955	$29,520,036

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